Underwriting Agreement

Schedule A

As of July 28, 2016

The Saratoga Advantage Trust

Fund Name	Effective Date
Energy & Basic Materials Portfolio	04/30/2015
Financial Services Portfolio	04/30/2015
Health & Biotechnology Portfolio	04/30/2015
International Equity Portfolio	04/30/2015
Investment Quality Bond Portfolio	04/30/2015
Large Capitalization Growth Portfolio	04/30/2015
Large Capitalization Value Portfolio	04/30/2015
Mid Capitalization Portfolio	04/30/2015
Municipal Bond Portfolio	04/30/2015
Small Capitalization Portfolio	04/30/2015
Technology & Communications Portfolio	04/30/2015
U.S. Government Money Market Portfolio	04/30/2015
James Alpha Global Enhanced Real Return Portfolio*	04/30/2015
James Alpha Global Real Estate Investments Portfolio	04/30/2015
James Alpha Multi Strategy Alternative Income Portfolio	04/30/2015
James Alpha Yorkville MLP Portfolio	04/30/2015
James Alpha Family Office Portfolio	06/24/2015
James Alpha Managed Risk Domestic Equity Portfolio	06/24/2015
James Alpha Managed Risk Emerging Markets Equity Portfolio	06/24/2015
James Alpha Hedged High Income Portfolio	07/18/16
James Alpha Equity Hedge Portfolio	**
James Alpha Event Driven Portfolio	**
James Alpha Total Hedge Portfolio	**
James Alpha Relative Value Portfolio	**

* Now known as James Alpha Macro Portfolio

**Date Registration for the Portfolio becomes effective